Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Second Amended and Restated H.B. Fuller Company 2020 Master Incentive Plan of our reports dated January 24, 2023, with respect to the consolidated financial statements of H.B. Fuller Company and the effectiveness of internal control over financial reporting of H.B. Fuller Company included in the Annual Report (Form 10-K) of H.B. Fuller Company for the year ended December 3, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

June 29, 2023